Registration No. 333-171935
Registration No. 333-177407

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
Alliance Bancorp, Inc. of Pennsylvania
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	56-2637804
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

541 Lawrence Road, Broomall, Pennsylvania	19008
(Address of Principal Executive Offices)	(Zip Code)

Alliance Bancorp, Inc. of Pennsylvania 2011 Stock Option Plan Alliance Bank Profit Sharing/401(k) Plan
(Full Title of the Plans)
Dennis D. Cirucci President and Chief Executive Officer Alliance Bancorp, Inc. of Pennsylvania 541 Lawrence Road Broomall, Pennsylvania 19008 (610) 353-2900	Copies to: Hugh T. Wilkinson, Esq. Kenneth B. Tabach, Esq. Silver, Freedman, Taff & Tiernan LLP 3299 K Street, N.W., Suite 100 Washington, D.C. 20007 (202) 295-4500
(Name, Address and Telephone Number of Agent For Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer         ☐                                                                                                      Accelerated filer                       ☐
Non-accelerated filer          ☐                                                                                                      Smaller reporting company      ☒
  (Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 (the "Amendment") relates to the following Registration Statements on Form S-8 of Alliance Bancorp, Inc. of Pennsylvania (the "Company") (together, the "Registration Statements"):

●	Registration Statement No. 333-177407 registering 325,842 shares of common stock of the Company under the Company's 2011 Stock Option Plan; and

●	Registration Statement No. 333-171935 registering 10,000 shares of common stock of the Company and related plan participation interests under the Alliance Bank Profit Sharing/401(k) Plan.

Pursuant to the Agreement and Plan of Reorganization (the "Merger Agreement"), dated as of March 2, 2015, by and between the Company and WSFS Financial Corporation ("WSFS"), the Company is being merged with and into WSFS after the close of business on October 9, 2015 (the "Merger").  Upon consummation of the Merger, each outstanding share of common stock of the Company (other than shares to be cancelled in accordance with the Merger Agreement) is being converted into the right to receive, at the election of the holder, either (i) $22.00 in cash, or (ii) 0.86865 of share of WSFS common stock, subject to adjustment and proration.

As a result of the transactions contemplated by the Merger Agreement, the Company has terminated any offering of the Company's securities pursuant to any registration statement.  In accordance with an undertaking made by the Company in each of the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of the offering, the Company hereby removes from registration all of such securities of the Company and any related plan participation interests registered but unsold under the Registration Statements, if any.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, and Rule 478 thereunder, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post-effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Broomall, Pennsylvania, on this 9th day of October 2015.

ALLIANCE BANCORP, INC. OF PENNSYLVANIA

By:	/s/Dennis D. Cirucci
Dennis D. Cirucci
President and Chief Executive Officer